Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah  84117-4977      (801) 281-4700

August 15, 2012

Securities and Exchange Commission
100 F Street,  NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for Coastal Pacific Mining Corp.   (the "Company") and reported on the financial statements of  the Company for the years ended  April 30,  2011  and  2010 .  On or about August 1, 2012, we changed our accounting practice from  Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included  in  its Form 6-K dated  August 15 , 2012,  and  agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC